MaloneBailey,LLP

CERTIFIED PUBLIC ACCOUNTING FIRM

May 8, 2018

U.S. Securities and Exchange Commission 450 Fifth Street, N.W.

Washington, DC 20549

RE:

Capax, Inc.

File No.:

333-219139

We have read the statements under Item 4.01 of the Current Report on Form 8-K to be filed with the Securities and Exchange Commission May 8, 2018 regarding the change of auditors. We agree with all statements pertaining to us.

We have no basis to agree or disagree with statements pertaining to the successor accountants.

MaloneBailey, LLP www.malonebailey.com Houston, Texas